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                                                                     EXHIBIT 4.4

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                    RESTATED AMVESTORS FINANCIAL CORPORATION
                       1989 NONQUALIFIED STOCK OPTION PLAN




















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                               TABLE OF CONTENTS


1.  Statement of Purpose...............................................   1
2.  Administration by Board............................................   1
4.  Availability of Stock..............................................   2
5.  Nonqualified Stock option Agreement................................   2
6.  Option Price.......................................................   2
7.  Manner of Exercise.................................................   2
8.  Effective Date.....................................................   3
9.  Stock Reserve......................................................   3
10. Other Terms........................................................   3
11. Amendments to the Plan.............................................   4
12. Plan Termination...................................................   4






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                    RESTATED AMVESTORS FINANCIAL CORPORATION
                      1989 NONQUALIFIED STOCK OPTION PLAN

     1. Statement of Purpose. The purpose of this Restated Nonqualified Stock Option Plan (the "Plan") is to establish and continue as close an identity as is feasible between the interests of Amvestors Financial Corporation (the "Corporation") and its subsidiaries and the Directors, officers and employees of the Corporation and its subsidiaries (the "Eligible Participants"). The Plan is intended to encourage a sense of proprietorship on the part of the Eligible Participants, who will be largely responsible for the continued growth of the Corporation and its subsidiaries, to recognize past valuable services of such Eligible Participants, to furnish such Eligible Participants with further incentive to develop and promote the business and financial success of the Corporation and its subsidiaries, and to induce such Eligible Participants to continue in the service of the Corporation or its subsidiaries by providing a means whereby such Eligible Participants may be given an opportunity to purchase shares of the Corporation's common stock. The Plan will also serve to effectuate the Corporation's intention of granting options to certain Eligible Participants in substitution for certain options originally granted to such Eligible Participants under (a) the Corporation's old Incentive Stock option Plan, adopted August 14, 1986 (the "1986 Incentive Stock Options"); (b) the Corporation's old Nonqualified Stock Option Plan, adopted August 14, 1986 (the 1986 Nonqualified "Stock Options"); and (c) the resolution adopted by the Board of Directors (the "Board of Directors") of the Corporation on August 14, 1986, pursuant to which certain options to purchase shares of common stock of American Investors Life Insurance Company, Inc. were converted into options to purchase shares of common stock of the Corporation (the "American Investors Options") (collectively the "Exchanged Options").

     2. Administration by Board. The Plan shall be administered by the Board of Directors. The Board of Directors shall be the sole determinant of which Eligible Participants may be granted options to purchase shares of the Corporation's common stock under the Plan, how many shares each Eligible Participant may purchase, the price to be paid for the shares, the terms of payment, the option period, and any interpretations of the Plan's intent and operation. In administering the Plan, the vote of a majority of the Directors voting, provided they constitute a quorum under the Corporation's bylaws, shall be conclusive.

     3. Persons Eligible. Persons eligible to receive options under the Plan shall be such Eligible Participants (as such term is defined in Paragraph 1 above) as the Board of Directors, in its sole discretion, may select.



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     4. Availability of Stock. A total of 2,090,973 shares of the Corporation's common stock shall be available to the Plan. These shares may come from authorized but unissued shares and from issued and reacquired shares, including shares issued in accordance with the Plan and reacquired by the Corporation. Shares of common stock available to the Plan may be subject to any restrictions placed on them by the Board of Directors in accordance with the terms of the Plan or the Nonqualified Stock Option Agreement described below. The total number of shares available to the Plan shall be adjusted to account for stock splits, stock dividends, reverse stock splits, granting of warrants, and the like.

     5. Nonqualified Stock Option Agreement. Any stock option granted in accordance with the Plan shall be granted only upon the execution, by both the optionee and the Corporation, of a stock option agreement in the form of the Nonqualified Stock Option Agreement attached hereto as Exhibit A; provided, however, that the form of Nonqualified Stock Option Agreement attached hereto as Exhibit A may be altered by the Corporation so that the Nonqualified Stock Option Agreement granted to each holder of an Exchanged Option is substantially similar to the option agreement previously issued to such holder. The terms and conditions of the Nonqualified Stock Option Agreement may be changed by the Board of Directors at any time, but these changes shall not affect Nonqualified Stock Option Agreements in force at the time the changes are made. In no event, however, shall any option granted in substitution for an Exchanged option be exercisable by its terms after the expiration of five (5) years from the date of grant of the Exchanged Option.

     6. Option Price. The Board of Directors shall determine the price at which an optionee may purchase shares subject to an option hereunder, and such price may be less than the market price of the shares at the time of the grant of the option; provided, however, the option exercise price per share of stock under an option granted in substitution for an Exchanged Option shall be equal to the option exercise price per share under the Exchanged option.

     7. Manner of Exercise. The payment of the option exercise price of an option hereunder shall be either in cash or, if the Board of Directors, in its sole discretion, so specifies, through delivery to the Corporation of shares of the Corporation's common stock with an aggregate fair market value equal to the option exercise price, or by any combination of cash and shares (if the Board of Directors has approved payment through delivery of shares). The fair market value of shares delivered as payment, in whole or in part, of the option exercise price shall be:


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     (a) In the case of stock of a class traded on a national securities exchange, the closing price per share of such stock on the date in question, or if there is no trading of such stock on such date, the closing price per share of such stock on the next preceding date on which such stock was traded;

     (b) In the case of stock traded in the NASDAQ National Market System, the closing price per share of such stock on the date in question, or if there is no trading of such stock on such date, the closing price per share of such stock on the next preceding date on which such stock was traded;

     (c) In the case of stock of a class reported on the NASDAQ automated reporting system, the mean between the closing bid and asked prices per share of such stock on the date in question, or if there is no trading of such stock on such date, the mean between the closing bid and asked prices per share of such stock on the next preceding date on which such stock was traded; or

     (d) In the case of stock of a class which is neither traded on a national securities exchange or in the NASDAQ, the price per share determined by the Board of Directors. In determining the fair market value of such stock, the Board of Directors shall made a good faith attempt to value the stock. The determination of the fair market value of such stock by the Board of Directors shall be final, binding and conclusive.

     8. Effective Date. This Plan, was adopted by the Board of Directors on March 16, 1989. The effective date of this Plan is March 16, 1989.

     9. Stock Reserve. The Corporation at all times during the term of this Plan shall reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options granted hereunder.

     10. Other Terms. Each option granted hereunder shall contain such other and additional terms, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Board of Directors, including, without limitation, such provisions as may be necessary in the judgment of the Board of Directors
(a) to cause the options and shares of common stock issued pursuant to the Plan to be registered on Form S-8 promulgated pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder, or any other appropriate form, (b) to provide for the reimbursement of the Corporation for taxes paid or advanced in respect of the issuance to optionees of options or


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shares of common stock under the Plan and (c) to set forth the form of restrictive legends to be placed on certificates representing shares of common stock to be issued pursuant to the exercise of options relating to obligations of the holder under the federal and state securities laws.

     11. Amendments to the Plan. The Board of Directors may amend the terms and conditions of the Plan at any time; provided, however, that no amendment shall reduce the number of shares subject to any outstanding option or change the terms or conditions thereof without the optionee's consent.

     12. Plan Termination. The Board of Directors may determine the date on which the Plan shall end. The Plan's termination shall not effect any Nonqualified Stock Option Agreement in force on the termination date or any restrictions placed on shares issued in accordance with the Plan.





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